ITEM 77D/77Q1(B)—POLICIES WITH RESPECT TO SECURITIES INVESTMENTS:

Columbia Funds Series Trust II

Columbia Global Equity Value Fund (formerly known as Columbia Equity Value Fund)

Effective September 5, 2014, the Fund made certain changes to its principal investment strategies. The revised principal investment strategies are described in a supplement, dated June 25, 2014, to the Fund’s prospectus filed with the Securities and Exchange Commission on June 25, 2014 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-14-248173), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.